CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated May 29, 2014 on the annual financial statements and financial highlights of Nysa Fund, a series of the Nysa Series Trust (the "Fund") which is incorporated by reference in Part B in Post-Effective Amendment No. 24 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 25 under the Investment Company Act of 1940 (File Nos. Securities Act File Number:  333-17381 and Investment Company Act File Number, 811-07963), including the reference to our firm under the headings “Financial Highlights” in the Prospectus and  “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

July 21, 2014